EXHIBIT 10.12

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED IN THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

FOURTH AMENDMENT TO CRUDE OIL STORAGE SERVICES AGREEMENT

THIS FOURTH AMENDMENT TO CRUDE OIL STORAGE SERVICES AGREEMENT (this “Amendment”) is entered into effective as of October 7, 2011 (the “Effective Date”), by and between SemCrude, L.P., a Delaware limited partnership (“Operator”), with offices at 11501 South I-44 Service Road, Oklahoma City, Oklahoma 73173, and Gavilon, LLC, a Delaware limited liability company (“Customer”), (each referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Parties previously entered into a Crude Oil Storage Services Agreement dated effective February 1, 2009, as amended by the First Amendment dated effective May 1, 2009; Second Amendment dated effective October 1, 2009; and Third Amendment dated effective May 4, 2010 (as previously amended the “Agreement”); and

WHEREAS, the Parties desire to further amend the Agreement in accordance with the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties do hereby agree as follows:

1. Existing and New Storage. During the Existing Shell Capacity Term (as hereinafter defined), Operator agrees to make ** existing storage tanks (“Existing Storage”) totaling ** barrels of storage capacity (the “Existing Shell Capacity”) available exclusively to the Customer, and Operator shall provide storage services for the exclusive storage of Customer’s Product in the Existing Shell Capacity, all in accordance with the terms and conditions of the Agreement. The Existing Shell Capacity will consist of ** tanks, each having a shell capacity of approximately ** barrels, and ** tanks, each having a shell capacity of approximately ** barrels.

In addition, during the New Shell Capacity Term (as hereinafter defined), Operator agrees to provide storage services to the Customer in ** new storage tanks (“New Storage”) totaling ** barrels of storage capacity (the “New Shell Capacity”) and to provide storage services for the exclusive storage of Customer’s Product in the New Shell Capacity, all in accordance with the terms and conditions of the Agreement. For purposes of the Agreement, the Existing Shell Capacity and the New Shell Capacity shall constitute the “Leased Facilities.”

2. Term. The term of the Agreement, as relates to the Existing Shell Capacity (the “Existing Shell Capacity Term”) shall continue through **. The term of the Agreement as relates to the New Shell Capacity shall commence on the Delivery Date (as defined below) and shall continue thereafter for ** years following the last delivery date of the New Shell Capacity (the “New Shell Capacity Term”). The Existing Shell Capacity Term and the New Shell Capacity Term shall be collectively referred to as the “Term”.

3. Construction/Delivery. Customer acknowledges that Operator has begun constructing the New Shell Capacity. Operator estimates that the New Shell Capacity will be available for Customer’s storage of Product, with ** being delivered each month beginning in April, 2012 and ending in July, 2012. Operator agrees to use its best efforts to deliver the New Shell Capacity in a manner consistent with such schedule. Operator will provide Customer with regular updates on the estimated availability of the New Shell Capacity as the construction proceeds, along with any potential effect on the New Shell Capacity delivery dates. Customer agrees to accept each delivery of the New Shell Capacity on the first day of the month following Operator’s written notification to Customer that such New Shell Capacity is available, subject to such notification being received by the Customer on or before the 15th day of the month prior to the month of availability (the “Delivery Date”). Customer further acknowledges that Operator will have no obligation, suffer any subsequent penalty, nor incur any liability should the Delivery Date differ from the estimated date, provided that, Customer shall have the right to terminate the Agreement, solely as relates to some or all of the New Shell Capacity, in the event all the New Shell Capacity is not delivered by September 1, 2012.

4. Payments. During the Term, Customer shall pay Operator as follows (the “Monthly Storage Fees”):

A.	For each month through **, a monthly storage fee of ** ($**) per barrel of Existing Shell Capacity, for a total of ** ($**) per month, regardless of the actual volume of Product placed in the Existing Shell Capacity by the Customer;

B.	For each month from ** through **, a monthly storage fee of ** ($**) per barrel of Existing Shell Capacity, for a total of ** ($**) per month, regardless of the actual volume of Product placed in the Existing Shell Capacity by the Customer;

C.	For each month of the New Shell Capacity Term, a monthly storage fee of ** ($**) per barrel of New Shell Capacity which is available to the Customer during said month; and

Customer shall also pay Operator a pump over fee equal to ** ($**) per barrel (the “Pump Over Fees”) of:

1.	The actual volume of Product moved by the Operator from the Leased Facilities to a third party connecting carrier (i.e., an external delivery) during the Term, or

2.	The actual volume of Product moved by the Operator within the Leased Facilities to a tank leased by a third party (i.e., an internal delivery) during the Term, or

3.	The deemed volume of Product moved by the Operator in which offsetting common stream crude movements with a third party connecting carrier result in nominated movements being made during the Term without the physical barrel being moved to such third party connecting carrier.

5. Confidentiality.

A.

The specific terms and conditions of the Agreement, as amended hereby, are confidential, and neither Party shall disclose them to any third party except: (i) as may be required by court order, by law or a governmental authority; or (ii) to such Party’s

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or its affiliates’ employees, auditors, consultants, banks, financial and legal advisors, brokers, underwriters and agents. These confidentiality obligations shall survive termination or expiration of the Agreement for a period of one (1) year following such termination or expiration.

B.	In the case of a disclosure covered by Section 4(A)(i) above, and assuming the disclosing Party’s counsel advises that it is legally obligated to so disclose, the disclosing Party shall notify the other Party in writing prior to making any such disclosure.

C.	The Parties shall be entitled to all remedies available at law or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

D.	Each Party shall obtain the review and approval, which approval shall not be unreasonably withheld or delayed, by the other Party of any press release that refers to the other Party or that describes or references the Agreement.

6. Ratification/Interpretation/Defined Terms. Except as expressly amended by this Amendment, the Agreement is hereby ratified and affirmed by the Parties. In the event of a conflict between the terms and conditions of the Agreement and this Amendment, the terms of this Amendment shall control. The Parties hereto acknowledge and agree that the intent and purpose of this Amendment shall be considered and given full effect in any interpretation of the Agreement, and to this end, the Agreement is hereby modified accordingly. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

7. Fax Signatures/Counterparts/Integration/Amendment. An executed copy of this Amendment may be delivered by one or more Parties hereto by facsimile and such delivery shall be considered valid, binding and effective for all purposes. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same document. The Agreement, as amended hereby, constitutes the entire agreement between the Parties concerning the subject matter hereof. The Agreement may not be altered or amended except via a written agreement signed by both Parties. Following the execution of this Amendment, the Letter Agreement signed by the Parties and dated April 15, 2011, shall be void and of no effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the 7th day of October, 2011.

“Operator”: SEMCRUDE, L.P., a Delaware limited partnership, By: SemOperating G.P., LLC, its general partner		“Customer”: GAVILON, LLC

/s/ Norman J. Szydlowski		/s/ Dennis Stieren
By:	Norman J. Szydlowski	By:	Dennis Stieren
Its:	Chief Executive Officer of SemOperating	Its:	Vice President, Trade Operations

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